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                                                              Exhibit 23.(d)(73)

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY

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                       SUB-INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made as of May 1, 2003 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), Pacific Investment Management Company LLC, a Delaware limited liability company ("Sub-Advisor"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

     WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, JHLICO and Sub-Advisor are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Trust is authorized to issue its shares in separate classes, with each such class representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust offers shares in several classes, one of which is designated as the Total Return Bond Fund (together with all other classes established by the Trust, collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an investment management agreement dated as of May 1, 2003 (the "Investment Management Agreement"), pursuant to which it may contract with one or more sub-managers with respect to the Total Return Bond Fund.

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.   APPOINTMENT OF SUB-INVESTMENT MANAGER

     (a) Subject Fund. Sub-Advisor is hereby appointed and Sub-Advisor hereby accepts the appointment to act as investment adviser and manager to the Total Return Bond Fund (the "Subject Fund") effective May 1, 2003 for the period and on the terms herein set forth, and for the compensation herein provided.

     (b) Additional Subject Funds. In the event that the Trust and JHLICO desire to retain Sub-Advisor to render investment advisory services hereunder for any other Fund, they shall so notify Sub-Advisor in writing. If it is willing to render such services, Sub-Advisor shall notify the Trust in writing, whereupon such Fund shall become a Subject Fund hereunder.

     (c) Incumbency Certificates. Sub-Advisor shall furnish to JHLICO, immediately upon execution of this Agreement, a certificate of a senior officer of Sub-Advisor setting forth (by name and title, and including specimen signatures) those officers of Sub-Advisor who are authorized to give instructions for the Subject Fund pursuant to the provisions of this Agreement.

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Sub-Advisor shall promptly provide supplemental certificates in connection with each additional Subject Fund (if any) and further supplemental certificates, as needed, to reflect all changes with respect to such authorized officers for any Subject Fund. On behalf of the Trust, JHLICO shall instruct the custodian for the Subject Fund to accept instructions with respect to the Subject Fund from the officers of Sub-Advisor so named.

     (d) Independent Contractor. Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

     (e) Sub-Advisor's Representations. Sub-Advisor represents, warrants and agrees (i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true in any material respect at any time during the term of this Agreement, (iii) that it will promptly notify JHLICO of any material change in the ownership of Sub-Advisor or of any change in personnel responsible for managing the Subject Fund, (iv) that it has adopted a code of ethics complying with the requirements of Section 17(j) and Rule 17j-1 under the 1940 Act and will amend such code, or adopt a supplementary code of ethics, to the extent required under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and has and will provide true and complete copies of each such code to the Trust and to JHLICO, and has and will adopt procedures designed to prevent violations of any such codes, (v) that it has furnished the Trust and JHLICO each with a copy of Sub-Advisor's Form ADV, Part II, as most recently filed with the Securities and Exchange Commission ("SEC"), and will promptly furnish copies of each future amendment thereto; (vi) that it has furnished the Trust and JHLICO each with a copy of its Disclosure Document, as amended, dated March 31, 2003, on file with the Commodity Futures Trading Commission; and (vii) that it presently maintains, and shall continue to maintain as long as this Agreement is in effect, sufficient Directors & Officers, Errors & Omissions and fidelity bond insurance coverages to provide coverage to JHLICO, the Trust and the Subject Fund for any claims or losses arising from, or in connection with, the activities of Sub-Advisor and its officers and employees with respect to the Subject Fund.

2.   PROVISION OF INVESTMENT MANAGEMENT SERVICES.

     Sub-Advisor will provide for the Subject Fund a continuing and suitable investment program consistent with the investment objectives, policies, guidelines and restrictions of said Fund, as established by the Trust and JHLICO. From time to time, JHLICO or the Trust may provide Sub-Advisor with additional or amended investment policies, guidelines and restrictions. Sub-Advisor, as sub-investment manager, will manage the investment and reinvestment of the assets in the Subject Fund, and perform the functions set forth below, (i) subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust, and (ii) consistent with the applicable investment objectives, policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, By-laws, prospectus, statement of additional information (each as in effect from time to time), the 1940 Act and all other applicable laws and regulations.

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     By its signature below, Sub-Advisor acknowledges receipt of a copy of the
Trust's Declaration of Trust, By-laws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

     Sub-Advisor will, at its own expense:

     (a) upon request, furnish the Trust with research, economic and statistical data in connection with said Fund's investments and investment policies;

     (b) submit such reports and information as JHLICO or the Trust's Board of Directors may reasonably request in order to assist the custodian in it's determination of the of the market value of securities held in the Subject Fund;

     (c) place orders for purchases, exchanges and sales of portfolio investments for the Subject Fund and, in connection therewith, execute any and all documents as attorney-in-fact for the Subject Fund as may reasonably be necessary, desirable, or convenient and consistent with the investment objectives, policies, guidelines and restrictions of said Fund;

     (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Fund;

     (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the custodian, transfer agent or JHLICO;

     (f) at or prior to the close of business each day, provide the custodian and JHLICO's Fund Operations unit with trade information for each transaction effected for the Subject Fund, and promptly provide to the custodian information on all brokerage or dealer confirmations;

     (g) as soon as practicable following the end of each calendar month, provide JHLICO with information on all transactions effected for the Subject Fund during the month, a summary listing all investments held in such Fund as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Fund; and

     (h) absent specific instructions to the contrary provided to it by JHLICO and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Fund in accordance with Sub-Advisor's proxy voting policy as most recently provided to JHLICO.

     On its own initiative, Sub-Advisor will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Subject Fund, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose. An account manager of Sub-Advisor assigned to this relationship shall be available to meet in Boston, Massachusetts or other reasonable locations as often as

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quarterly to discuss the Subject Fund and Sub-Advisor's management thereof and shall make the portfolio manager responsible for management of the Subject Fund (or in his absence, a member of Sub-Advisor's portfolio management team familiar with Subject Fund) available to meet on an annual basis in Boston, Massachusetts. Sub-Advisor will also make qualified personnel available in Boston or other reasonable locations upon reasonable request to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may request.

     The Trust and JHLICO will provide timely information to Sub-Advisor regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Subject Fund. JHLICO will timely provide Sub-Advisor with monthly accounting statements for the Subject Fund, and such other information (including, without limitation, reports concerning the classification of Subject Fund securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations
Section 1.817) as may be reasonably necessary for Sub-Advisor to perform its responsibilities hereunder.

3.   ALLOCATION OF EXPENSES.

     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:

     (a) brokerage commissions for transactions in the portfolio investments of the Trust and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

     (b) custodian fees and expenses;

     (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and

     (d) interest payable on the Trust's borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

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4.   SUB-ADVISORY FEES.

     For all of the services rendered with respect to the Subject as herein provided, JHLICO shall pay to Sub-Advisor a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets of the Subject Fund, as set forth in Schedule I attached hereto and made a part hereof, and as may be amended from time to time with respect to additional Subject Funds. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to a Subject Fund during any calendar month, the fee with respect to such Subject Fund accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Fund's net assets as of the most recent preceding day for which that Subject Fund's net assets were computed.

From the effective date of said Schedule I, the fees paid by JHLICO shall not exceed the lowest rate of fees paid by any other investment advisory client of Sub-Advisor, except where such other client has materially dissimilar investment style, servicing requirements or investment discretion or has a significantly higher value of assets being managed by Sub-Advisor or such assets are derived from a special market for which Sub-Advisor charges lower fees generally or such assets are managed entirely pursuant to a performance fee schedule.

5.   PORTFOLIO TRANSACTIONS.

     In connection with the investment and reinvestment of the assets of the Subject Fund, Sub-Advisor will place purchase and sell orders for the Subject Fund with or through such banks, brokers, dealers or other firms dealing in securities ("Brokers") as it determines, which may include Brokers that are affiliated persons of Sub-Advisor, provided such orders are exempt from the provisions of Section 17(a), (d) and (e) of the 1940 Act. Sub-Advisor is authorized to select the Brokers that will execute purchase and sale transactions for the Subject Fund and to use its best efforts to obtain the best available price and most favorable execution in relation to the services received on behalf of the Subject Fund with respect to all such purchases and sales of portfolio securities for said Fund. The Sub-Advisor shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, Sub-Advisor shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting Brokers who furnish brokerage and research services to the Subject Fund or to Sub-Advisor, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the prices which are advantageous to the Subject Fund; provided, however, that any such higher commission rate shall be reasonable and no less advantageous to the Subject Fund. Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided to the Subject Fund and JHLICO. In selecting Brokers, Sub-Advisor may also consider the reliability, integrity and financial condition of the Broker, and the size of and difficulty in executing the order.

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     Sub-Advisor will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Fund.

6.   OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

     The Trust shall own and control all records maintained hereunder by Sub-Advisor on the Trust's behalf and, in the event of termination of this Agreement with respect to any Fund for any reason, all records relating to the Subject Fund shall be promptly returned to the Trust, free from any claim or retention of rights by Sub-Advisor, provided that (subject to the last paragraph of this Section 6) Sub-Advisor may retain copies of such records. Sub-Advisor also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or to make such books and records available for audit or inspection at Sub-Advisor's business offices at any time during normal business hours upon reasonable prior notice: (a) by representatives of regulatory authorities, or other persons reasonably designated by the Trust. Sub-Advisor further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to Section 31 and Rules 31a-1 and 31a-2, to the extent such records are not maintained by the custodian, transfer agent or JHLICO, and to supply all information requested by any securities and insurance regulatory authorities to determine whether all securities laws and regulations are being complied with. Sub-Advisor shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to Sub-Advisor.

     Sub-Advisor shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

7.   LIABILITY; STANDARD OF CARE.

No provision of this Agreement shall be deemed to protect Sub-Advisor or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement; or any failure to comply with section 1(e)(i), (ii), (iii), (iv) or
(vi) of this Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he or she might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his or her duties or the reckless disregard of his or her obligations and duties. Sub-Advisor shall employ only qualified personnel to manage the Subject Fund; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment objectives, policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, By-laws, prospectus and statement of additional information or any supplements thereto; shall manage the Subject Fund as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended

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(the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Trust; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8.   IN-KIND SECURITIES

The Trust desires to include within the Subject Fund certain "in-kind" securities (the "In-Kind Securities"). A list of the In-Kind Securities to be transferred to the Subject Fund shall be provided by the custodian to Sub-Advisor.

The Trust acknowledges and agrees that some or all of the In-Kind Securities may have value for the Subject Fund and it may be in the Trust's best interest to retain them, but in order to comply with the investment objectives or strategies of the Subject Fund, some or all of such assets may be liquidated at such times and in such manner as is deemed appropriate by Sub-Advisor and the proceeds be invested in compliance with the investment objectives of the Subject Fund.

The Trust acknowledges and agrees that Sub-Advisor Manager will use its reasonable efforts to obtain the best execution. However, there can be no assurances that Sub-Advisor will or can obtain the best execution. Sub-Advisor will not be liable to the Trust for the prices obtained in connection with any sale of the In-Kind Securities and the Trust acknowledges that such prices may in fact be much lower than the prices at which such In-Kind Securities are presently carried in the Trust's account. Sub-Advisor shall maintain a log of all transactions placed through all securities brokerage firms including the name of the firm, a description of each transaction, the date of each transaction and the amount or commissions paid.

Sub-Advisor shall invest the proceeds from the sale of the assets, together with any assets remaining unsold, in accordance with the investment guidelines of the Subject Fund. In the event any assets contributed in-kind into the Subject Fund are not compliant with the investment guidelines for the Subject Fund, the Trust acknowledges and agrees that Sub-Advisor can continue to hold such assets in the Subject Fund portfolio without regard to the Trust's investment guidelines for the Subject Fund.

9.   DURATION AND TERMINATION OF THIS AGREEMENT.

     (a) Duration. This Agreement shall become effective with respect to the Subject Fund on May 1, 2003 and, with respect to any additional Subject Fund, on the date of receipt by the Trust of notice from Sub-Advisor in accordance with Paragraph 1(b) hereof that it is willing to serve with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the initial Subject Fund and, with respect to each additional Subject Fund, until two years following the date on which such Fund becomes a Subject Fund hereunder, and shall continue in full force and effect thereafter with respect to each Subject Fund only so long as such continuance with respect to any such Fund is specifically approved at least annually (i) by either the Board of Trustees of the

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Trust or by vote of a majority of the outstanding voting shares of such Fund, and (ii) in either event by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

     (b) Termination. This Agreement may be terminated with respect to any Subject Fund at any time, without payment of any penalty, by the Trust pursuant to a vote of the Trustees of the Trust or a vote of a majority of the outstanding shares of such Fund, which termination shall be effective immediately upon delivery of written notice thereof to Sub-Advisor and JHLICO. This Agreement may be terminated by Sub-Advisor on at least ninety days' prior written notice to the Trust and JHLICO, and may be terminated by JHLICO on at least ninety days' prior written notice to the Trust and Sub-Advisor.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

10.  SERVICES NOT EXCLUSIVE; USE OF SUB-ADVISOR'S NAME AND LOGO.

     The services of Sub-Advisor to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that partners, officers and employees of Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

     During the term of this Agreement, subject to Sub-Advisor's consent (which consent shall not be unreasonably withheld and which may be presumed unless an objection is made to a proposed use as hereinafter provided), JHLICO and the Trust shall have the non-exclusive and non-transferable right to use Sub-Advisor's name and logo in all materials relating to the Subject Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to printing or distributing of any materials which refer to Sub-Advisor, JHLICO shall consult with Sub-Advisor and shall furnish to Sub-Advisor a copy of such materials. Sub-Advisor agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not print or distribute such materials if Sub-Advisor reasonably objects in writing, within five (5)

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business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are to be used.

     Sub-Advisers will not consult with any other sub-manager to the Subject Fund or to any other Portfolio of the Trust concerning transactions of the Subject Fund in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

11.  AVOIDANCE OF INCONSISTENT POSITION.

     In connection with the purchase and sale of portfolio securities of the Subject Fund, Sub-Advisor and its partners, officers and employees will not act as principal or agent or receive any commission. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Fund with those for other accounts managed by Sub-Advisor or its affiliates, if orders are allocated in a manner deemed equitable by Sub-Advisor among the accounts and at a price approximately averaged.

12.  AMENDMENT.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Fund until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of that Fund, and (b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

13.  LIMITATION OF LIABILITY.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

14.  NOTICES

     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

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      SUB-INVESTMENT MANAGER:
                                       Pacific Investment Management Company LLC
                                       840 Newport Center Drive, Suite 300
                                       Newport Beach, CA 92660
                                       Attention: Chief Legal Officer
                                       cc: Scott L. Roney, Senior Vice President
                                       Fax #: 949-720-1376

              JHLICO:                  John Hancock Life Insurance Company
                                       200 Clarendon Street
                                       P.O. Box 111
                                       Boston, MA 02117
                                       Attention: Raymond F. Skiba
                                       Fax #: 617-375-4835

               TRUST:                  John Hancock Variable Series Trust I
                                       200 Clarendon Street
                                       P.O. Box 111
                                       Boston, MA 02117
                                       Attention: Raymond F. Skiba
                                       Fax #: 617-375-4835

15.  GOVERNING LAW.

     This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

16.  ASSIGNMENT.

     This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of the other parties; provided, however, that any assignment that results in a change of actual control or management of Sub-Advisor or of the investment manager of the Subject Fund (within the meaning of Rule 2a-6 under the 1940 Act) shall terminate this Agreement.

                                      -10-

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                         JOHN HANCOCK VARIABLE SERIES
                                                TRUST I

                                                       /s/ Michele G. Van Leer

/s/Arnold R. Bergman                            By:    Michele G. Van Leer
                                                    ----------------------------
                                                Title: Chairman

ATTEST:                                         JOHN HANCOCK LIFE
                                                INSURANCE COMPANY

                                                       /s/ Michele G. Van Leer

/s/Arnold R. Bergman                            By:    Michele G. Van Leer
                                                   -----------------------------
                                                Title: Senior Vice President

ATTEST:                                         PACIFIC INVESTMENT MANAGEMENT
                                                COMPANY LLC


                                                By:    /s/ William R. Benz
                                                   -----------------------------
                                                Name:  William R. Benz
                                                Title: Managing Director

                                      -11-

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                                   SCHEDULE I

                                      FEES

        For the Total Return Bond Fund:

          Current Net Assets Under Management  Sub-Advisory Fee
          -----------------------------------  ----------------

          On all assets                        25 basis points (0.25%) per annum

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